Encore Acquisition Company Announces Agreement to Sell Assets in Mid-Continent
FORT WORTH, Texas—(BUSINESS WIRE)—May 16, 2007
Encore Acquisition Company (NYSE:EAC) today announced it has agreed to sell certain oil and natural gas properties in the Mid-Continent to a private company for $300 million, subject to customary closing conditions and purchase price adjustments. The sale will be effective March 1, 2007 and is expected to close during the second quarter of 2007.
Albrecht and Associates, Inc. marketed the assets for the Company.
Encore plans to use the proceeds from the divestiture to pay down debt on its revolving credit facility.
About the Company
Encore Acquisition Company is engaged in the development of onshore North American oil and natural gas reserves. Since 1998, Encore has acquired high-quality assets and grown them through drilling, waterflood, and tertiary projects. Encore’s properties are located in the Rockies, the Mid-Continent, and the Permian Basin.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Management’s assumptions and expectations regarding future events are subject to a wide range of business risks and uncertainties, and there is no assurance that Encore’s expectations or forecasts will be met. More detailed information about the factors that may affect Encore’s performance may be found in its most recent Form 10-K and other filings with the Securities and Exchange Commission. Encore undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.
Contact:
Encore Acquisition Company, Fort Worth
Bob Reeves, Chief Financial Officer
817-339-0918
rcreeves@encoreacq.com